Exhibit 10.2

October 11, 2018

Lawrence Miller

1706 Rittenhouse Street, Apt. 801

Philadelphia, PA 19103

Dear Larry:

In connection with your retirement from the Board of Directors of StoneMor GP, LLC (the “General Partner”), and conditioned thereupon, this Letter Agreement (“Agreement”) sets forth the terms on which you and StoneMor Partners, L.P. (the “Partnership”) have agreed to resolve certain matters relating to your awards of time-based and performance-based units granted December 31, 2015 and July 5, 2016 (collectively, the “Awards”) under the Partnership’s 2014 Long-Term Incentive Plan (the “Plan”).

We have agreed that an aggregate of 22,644 previously unvested time-based units under the Awards (the “TVUs”) became vested on May 17, 2017, the date of your retirement as President and Chief Executive Officer of the General Partner (the “Separation Date”). We have also agreed that an aggregate of 63,836 previously unvested performance-based units under the Awards (the “PVUs” and, collectively with the TVUs, the “Vested Units”) became vested on the Separation Date. Finally, we have agreed that there is an aggregate of $340,751.40 in accrued distribution equivalent rights with respect to the Vested Units that is due to you (the “DER Payment”).

Within five (5) business days after you have submitted your written resignation as a director of the General Partner, we will pay you the DER Payment. Thereafter, within five (5) business days after the Partnership has filed all of its required reports under the Securities Exchange Act of 1934, it will issue the Vested Units to you.

Contingent upon the Partnership’s complete and timely performance of its obligations set forth herein, you hereby release, waive and extinguish all claims or causes of action of any kind against the Partnership and the General Partner, and their respective owners, directors, officers, employees, attorneys and agents, accruing through the execution of this Agreement and in any way relating to the Awards or the Plan or to your right to appoint a “Founder Director” to the General Partner’s Board of Directors under the General Partner’s Second Amended and Restated Limited Liability Company Agreement dated May 21, 2014, as amended. This release shall not extend to, or operate as a release of, any claims for breach of this Agreement or any rights, interests or claims not specifically described in the preceding sentence.

We agree that, except with respect to your resignation as a director and waiver of any further right to appoint a Founder Director, the terms of the Separation Agreement dated March 27, 2017 between you and the General Partner (the “Separation Agreement”) shall remain in full force and effect.

3600 Horizon Boulevard, Suite 100 – Trevose, PA 19053

Tel: 215.826.2800

If the foregoing accurately represents our agreement, please so indicated by signing where indicated below and returning one fully executed copy to my attention.

Sincerely,

/s/ Austin K. So
Austin K. So
General Counsel, Chief Legal Officer & Secretary

Accepted and Agreed to this

12 day of October, 2018:

/s/ Lawrence Miller
Lawrence Miller